UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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SCHRÖDINGER, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SUPPLEMENT TO PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 15, 2022

Schrödinger, Inc. (the “Company”) is filing this supplement on June 9, 2022 to update information contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 28, 2022, as supplemented by the supplements filed with the SEC on April 29, 2022 and May 19, 2022 (as so supplemented, the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the board of directors of the Company for its annual meeting of stockholders to be held on June 15, 2022, or any adjournment or postponement thereof (the “Annual Meeting”).

At the Annual Meeting, stockholders are being asked, among other things, to vote on a proposal to elect three Class II directors, Jeffrey Chodakewitz, Michael Lynton and Nancy A. Thornberry, each to serve for a three-year term expiring at the 2025 annual meeting of stockholders and until his or her respective successor has been duly elected and qualified, which is identified in the Proxy Statement as Proposal No. 1. This supplement is being filed to provide updated information about a director nominee’s biographical information and to provide additional information and context to help stockholders evaluate Proposal No. 1. The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Proposal No. 1 – Election of Three Class II Directors

Our board of directors has recommended that stockholders vote FOR the election of all three Class II directors, including Michael Lynton, a member of our board of directors since January 2018 and the current chairman of our board of directors. Mr. Lynton currently serves as a director at five public companies, including Schrödinger, Inc., and discussions with our stockholders provided important feedback on Mr. Lynton’s current board commitments, as he is considered “overboarded” by certain of our stockholders. In order to align his commitments to address these stockholder concerns, Mr. Lynton has committed to reduce the number of public company boards of directors on which he serves to no more than four within one year of the Annual Meeting. We believe that Mr. Lynton is able to continue to devote sufficient time to fulfill his duties to Schrödinger, Inc., as evidenced by his exemplary attendance record at meetings of our board of directors. We also believe that Mr. Lynton has been, and will continue to be, an effective and engaged director who possesses beneficial experience, perspective and skills, and that re-electing him to the board of directors of Schrödinger, Inc. is in the best interest of our stockholders.

The board of directors recommend voting “FOR” the election of Michael Lynton as a Class II director for a three-year term ending at the annual meeting of stockholders to be held in 2025.